UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 14, 2010

Cole Credit Property Trust III, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53960	26-1846406
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On September 14, 2010, the board of directors of Cole Credit Property Trust III, Inc. (the “Company”) approved an agreement of purchase and sale of real estate (the “Agreement”), among Cole REIT III Operating Partnership, LP, a Delaware limited partnership, which is the operating partnership of the Company, and Albertson’s LLC, a Delaware limited liability company, and certain of its wholly-owned entities (collectively “Albertson’s”), none of which are affiliates of the Company or its advisor. Pursuant to the Agreement, the Company agrees to purchase 100% of Albertson’s interest in 33 retail properties, comprising approximately 1.9 million square feet, located throughout the United States (collectively the “Properties”), for a gross purchase price of $276.0 million, exclusive of closing costs.  The Properties are 100% occupied by Albertson’s and, upon the Company’s acquisition of each property included in the Properties, the Company will lease such property to Albertson’s.

Pursuant to the terms of the Agreement, the acquisition of the Properties is expected to be completed on or prior to October 19, 2010. The Agreement contains customary representations and warranties and customary indemnification provisions.

Pursuant to the terms of the Agreement, the Company paid a $10.0 million deposit (the “Deposit”) held by an escrow agent.  Upon the consummation of the purchase and sale transactions contemplated by the Agreement, the Deposit will be applied towards the purchase price of the Properties.  The Company has a 30-day due diligence period (the “Due Diligence Period”), during which it may terminate the Agreement for any reason.  If the Company terminates the Agreement during the Due Diligence Period, the Deposit would be paid to Albertson’s and neither party shall have any further obligations to the other party. If, subsequent to the Due Diligence Period, the transaction is not consummated as a result of Company’s failure to purchase the Properties as required pursuant to the terms of the Agreement, the Deposit would be paid to Albertson’s, and Albertson’s can also pursue a claim for money damages not to exceed $10.0 million.

Item 8.01                      Other Events

In connection with the Company’s proposed follow-on offering, the Company expects its board of directors to adopt an amended share redemption program, which will be effective upon the commencement of the Company’s proposed follow-on offering, to enable stockholders to sell their shares to the Company in limited circumstances. The Company’s share redemption program permits stockholders to sell their shares back to the Company after they have held them for at least one year, subject to the significant conditions and limitations described below.

The Company’s common stock currently is not listed on a national securities exchange and the Company will not seek to list its stock unless and until such time as its independent directors believe that the listing of the Company’s stock would be in the best interest of the Company’s stockholders. In order to provide stockholders with the benefit of interim liquidity, stockholders who have held their shares for at least one year may present all, or a portion consisting of at least 25%, of the stockholder’s shares to the Company for redemption at any time in accordance with the procedures outlined below. At that time, the Company may, subject to the conditions and limitations described below, redeem the shares presented for redemption for cash to the extent that the Company has sufficient funds available to the Company to fund such redemption. The Company will not pay to its sponsor, board of directors, advisor or its affiliates any fees to complete any transactions under its share redemption program.

During the term of the Company’s proposed follow-on offering, and until such time as the Company’s board of directors determines a reasonable estimate of the value of the Company’s shares, the redemption price per share will depend on the length of time stockholders have held such shares as follows: after one year from the purchase date, 95% of the amount such stockholder paid for each share; after two years from the purchase date, 97.5% of the amount such stockholder paid for each share; and after three years from the purchase date, 100% of the amount such stockholder paid for each share (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Company’s common stock). At any time the Company is engaged in an offering of shares, the per share price for shares purchased under the redemption program will always be equal to or lower than the applicable per share offering price. After such time as the Company’s board of directors has determined a reasonable estimated value of the Company’s shares, the per share redemption price will be as follows: after one year from the purchase date, 95% of the Estimated Share Value (defined below); after two years from the purchase date, 97.5% of the Estimated Share Value; and after three years from the purchase date, 100% of the Estimated Share Value (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Company’s common stock). For purposes of establishing the redemption price per share, “Estimated Share Value” shall mean the most recently disclosed reasonable estimated value of the Company’s shares of common stock as determined by the Company’s board of directors, including a majority of its independent directors.

The Company’s board of directors will announce any redemption price adjustment and the time period of its effectiveness as a part of its regular communications with stockholders. If the Company has sold property and has made one or more special distributions to its stockholders of all or a portion of the net proceeds from such sales subsequent to the establishment of the Estimated Share Value, the per share redemption price will be reduced by the net sale proceeds per share distributed to investors prior to the redemption date. The Company’s board of directors will, in its sole discretion, determine which distributions, if any, constitute a special distribution. While the Company’s board of directors does not have specific criteria for determining a special distribution, the Company expects that a special distribution will only occur upon the sale of a property and the subsequent distribution of the net sale proceeds. In no event will the Estimated Share Value established for purposes of the share redemption program exceed the then-current estimated share value established for purposes of the Company’s distribution reinvestment plan.

Upon receipt of a request for redemption, the Company will conduct a Uniform Commercial Code search to ensure that no liens are held against the shares. The Company will not redeem any shares subject to a lien. Any costs in conducting the Uniform Commercial Code search will be borne by the Company.

The Company may waive the one-year holding period requirement upon request due to a stockholder’s death or bankruptcy or other exigent circumstances as determined by the Company’s advisor. In the event of the death of a stockholder, the Company must receive notice from the stockholder’s estate within 270 days after the stockholder’s death. In addition, in the event that a stockholder redeems all of its shares, any shares that such stockholder purchased pursuant to the Company’s distribution reinvestment plan may be excluded from the one-year holding requirement, in the discretion of the Company’s board of directors. Also, for purposes of the one-year-holding period, limited partners of Cole REIT III Operating Partnership, LP (CCPT III OP) who exchanged their limited partnership units for shares of the Company’s common stock will be deemed to have owned their shares as of the date the CCPT III OP units were issued. Shares redeemed in connection with a stockholder’s death, during the term of the Company’s proposed follow-on offering and until such time as the Company’s board of directors determines a reasonable estimated value of the Company’s shares, will be redeemed at a purchase price equal to 100% of the amount actually paid for the shares. Shares redeemed in connection with a stockholder’s death, after such time as the Company’s board of directors has determined a reasonable estimated value of the Company’s shares, will be redeemed at a purchase price per share equal to 100% of the Estimated Share Value. Shares redeemed in connection with a stockholder’s bankruptcy or other exigent circumstance within one year from the purchase date will be redeemed at a price per share equal to the price per share the Company would pay had the stockholder held the shares for one year from the purchase date.

The Company will limit the number of shares redeemed pursuant to its share redemption program as follows: (1) the Company will not redeem in excess of 5% of the weighted average number of shares outstanding during the trailing twelve months prior to the redemption date (including shares requested for redemption upon the death of a stockholder); and (2) funding for the redemption of shares will be limited to the net proceeds the Company receives from the sale of shares under its distribution reinvestment plan. In an effort to accommodate redemption requests throughout the calendar year, the Company intends to limit quarterly redemptions to approximately one-fourth of 5% (1.25%) of the weighted average number of shares outstanding during the trailing twelve-month period (including shares requested for redemption upon the death of a stockholder), and funding for redemptions for each quarter generally will be limited to the net proceeds the Company receives from the sale of shares in the respective quarter under its distribution reinvestment plan; however the Company’s board of directors may waive these quarterly limitations in its sole discretion. Any of the foregoing limits might prevent the Company from accommodating all redemption requests made in any quarter, in which case quarterly redemptions will be made pro rata. The Company’s board of directors also reserves the right in its sole discretion at any time, and from time to time, to reject any request for redemption for any reason.

The Company will redeem its shares on the last business day of the month following the end of each fiscal quarter.  Requests for redemption must be received on or prior to the end of the fiscal quarter in order for the Company to repurchase the shares as of the end of the month following the end of the fiscal quarter in which a stockholder makes its redemption request. A stockholder may withdraw its request to have its shares redeemed at any time prior to the last business day of the applicable fiscal quarter.

The Company will determine whether its has sufficient funds and/or shares available as soon as practicable after the end of each fiscal quarter, but in any event prior to the applicable payment date. If the Company cannot purchase all shares presented for redemption in any fiscal quarter, based upon insufficient cash available and/or the limit on the number of shares the Company may redeem during any quarter or year, the Company will attempt to honor redemption requests on a pro rata basis; provided, however, that the Company may give priority to the redemption of a deceased stockholder’s shares.

Following such redemption period, if a stockholder would like to resubmit the unsatisfied portion of the prior redemption request for redemption, it must submit a new request for redemption of such shares prior to the last day of the new quarter. Unfulfilled requests for redemption will not be carried over automatically to subsequent redemption periods.

The Company’s board of directors may choose to amend, suspend or terminate the share redemption program at any time upon 30 days notice. Additionally, the Company will be required to discontinue sales of shares under the distribution reinvestment plan on the earlier of that date which is two years from the effective date of the Company’s proposed follow-on offering, unless the distribution reinvestment plan offering is extended, or the date the Company sells all of the shares registered for sale under the distribution reinvestment plan, unless the Company files a new registration statement with the Securities and Exchange Commission and applicable states. Because the redemption of shares will be funded with the net proceeds the Company receives from the sale of shares under its distribution reinvestment plan, the discontinuance or termination of the distribution reinvestment plan will adversely affect the Company’s ability to redeem shares under the share redemption program. The Company will notify its stockholders of such developments (i) in the Company’s next annual or quarterly report or (ii) by means of a separate mailing to its stockholders, accompanied by disclosure in a current or periodic report under the Exchange Act. During the Company’s proposed follow-on offering, the Company would also include this information in a prospectus supplement or post-effective amendment to the registration statement, as then required under federal securities laws.

The Company’s share redemption program is only intended to provide interim liquidity for stockholders until a liquidity event occurs, such as the sale of the Company, liquidation of the Company’s portfolio, or listing of the Company’s shares on a national securities exchange. The share redemption program will be terminated if the Company’s shares become listed on a national securities exchange. The Company cannot guarantee that a liquidity event will occur.

The shares the Company redeems under the share redemption program will be cancelled and will return to the status of authorized but unissued shares. The Company does not intend to resell such shares to the public unless they are first registered with the Securities and Exchange Commission under the Securities Act and under appropriate state securities laws or otherwise sold in compliance with such laws.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 17, 2010	COLE CREDIT PROPERTY TRUST III, INC.
	By:	/s/ D. Kirk McAllaster, Jr.
	Name:	D. Kirk McAllaster, Jr.
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary